Exhibit 4.1

[Name of company]
Matter	:				Issued to:
Type of Share	:	Ordinary
Certificate #	:		Date of Record	:
# of Shares	:		Transfer to cert. #	:
Amount Paid	:		# of Shares	:
Par Value	:	US$0.00005	Transfer Date	:
INCORPORATED IN THE CAYMAN ISLANDS
Focus Media Holding Limited

This is to certify that
of
is the registered shareholder of:

No. of Shares	Type of Share	Par Value
	ORDINARY	US$

Date of Record	Certificate Number	% Paid
The above shares are subject to the Memorandum and Articles of Association of the Company and transferrable in accordance therewith.
GIVEN UNDER THE COMMON SEAL OF THE COMPANY
                                                                                         Director                                                                                          Director/Secretary